EXHIBIT 10.23


                            STOCK PURCHASE AGREEMENT

                                  by and among

                               AVENUE ENERGY, INC.

                                       and

                                 DORMLEY PTY LTD

                                       and

                             JACOB JAN KORNELIS POLL


                                NOVEMBER 11, 2002




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                            STOCK PURCHASE AGREEMENT


This Stock Purchase Agreement, dated as of November 11, 2002 (the "Execution Date"), is entered into by and among Avenue Energy, Inc., a Delaware corporation located at 15303 Ventura Boulevard, Suite 900, Sherman Oaks, Ca. 91403, USA
Attention: Jonathan Herzog, ("Purchaser"), and Dormley Pty Ltd (ACN 009159 728), a Western Australian corporation located at, 45 Philip Road, Dalkeith, 6009 Western Australia ("Dormley") and Dormley's 50% shareholder, Jacob Jan Kornelis Poll, an individual located at 45 Philip Road, Dalkeith, Western Australia ("Poll") For the purposes hereof, Dormley shall be referred to herein as the "Seller," Poll shall be referred to herein as the "Shareholder" and the Seller and the Shareholder shall collectively be referred to herein as the "Selling Parties."

                              W I T N E S S E T H:

            WHEREAS, Dormley owns thirty-six (36) common shares of Anzoil (Thailand) Pty Ltd ("AT"), representing thirty-six percent (36%) of the outstanding capital stock of AT ( the "Sale Shares");

            WHEREAS, the Sale Shares represent thirty six percent (36%) of the outstanding equity capital of AT;

            WHEREAS, Dormley agrees to sell and Purchaser agrees to purchase initially 26 common shares of AT (the "Initial Shares")

            WHEREAS, Purchaser agrees to grant Dormley a put option in relation to some or all of the remaining 10 common shares of AT owned by Dormley (the "Put Shares")

            WHEREAS, at the time of the Closing, AT shall have no less than
(USD) $1.8 million of cash in the bank (the "AT Cash") and shall be the ultimate holder of all oil and gas exploration, drilling and exploitation rights (and associated commitments) over that certain area of seabed known as "Block B7/38" in the Gulf of Thailand, through ownership of a wholly owned Subsidiary, Devon Energy Thai Holdings Ltd which owns 100% of Devon Energy (Thailand) Limited;

            WHEREAS, in addition to Block B7/38, at the time of Closing, AT shall have also acquired approximately US$4,000,000 of exploration work, mainly consisting of geological studies and 3D seismic surveys and the AT Cash which shall be available to be used to drill wells on the property.

            WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to transfer, sell, convey, assign and deliver to the Purchaser, and the Purchaser desires to acquire from the Seller, the Sale Shares, consisting of the Initial Shares and the Put Shares, representing its entire equity interest in AT, in exchange for: (i) 14,444,444 restricted shares of the Purchaser's parent company - I.T. Technology, Inc's $ .0002 par value common stock (the "Common Stock") in connection with the purchase of the Initial Shares and (ii) 5,555,556 restricted shares of the Common Stock in connection with the purchase of the Put Shares; and

            NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.1 Definitions. Certain of the capitalized terms used in this Agreement are defined on Exhibit A attached hereto and made part hereof.

            SECTION 1.2 Additional Definitions. In addition to the foregoing defined terms, (i) other capitalized terms appearing in this Agreement shall have the respective meanings ascribed to such terms where they first appear in the text of this Agreement and (ii) all accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles in Australia.

            SECTION 1.3 Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

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            SECTION 1.4 References to Articles, Etc. All references herein to
Articles, Sections, Exhibits and Schedules shall be to Articles and Sections of and Exhibits and Schedules to this Agreement.

            SECTION 1.5 References to "Herein," Etc. As used in this Agreement, the words "herein," "hereof," "hereby" and "hereunder" shall refer to this Agreement as a whole, and not to any particular section, provision or subdivision of this Agreement.

                                   ARTICLE II

                                   TRANSACTION

            SECTION 2.1 The Purchase and Sale.

                       (a) Transfer of Sale Shares. Upon the terms and subject to the satisfactions of the conditions set forth herein, at the Closing, the Seller shall sell, Transfer and deliver to Purchaser, and Purchaser shall purchase from the Seller, all of their rights, title and interest in the Initial Shares free and clear of any Liens or encumbrances; including Seller's existing rights under AT's constituent documents and pursuant to the Devon Purchase Agreement.

                       (b) Purchase Price.
                                    (i) the entire purchase price to be paid by
Purchaser to the Seller for the Initial Shares shall be the covenant not to compete from the Selling Parties contained in the Consulting Agreement and 14,444,444 restricted shares of Common Stock and 5,555,556 restricted shares of Common Stock in connection with the purchase of the Put Shares (the "Purchaser Shares") to be issued to the Seller (the "Purchase Price")

               SECTION 2.2 Transfer Taxes. Any applicable transfer Taxes and stamp duties, shall be borne and paid equally by the Purchaser and the Seller.

            SECTION 2.3Closing. The Closing of the Transfer of the Initial Shares shall be held at the offices of the Purchaser, located at 34-36 Punt Road, Windsor 3181, Melbourne, Victoria, Australia at 10:00 am. (Melbourne time) five (5) Business Days after the notice by either the Purchaser or the Selling Parties to the other party hereto that all of the conditions to Closing have been satisfied or at such other place, time and/or date as may be mutually agreed to in writing by all of the parties. The Closing and all of the transactions to occur at the Closing shall be deemed to have occurred at the Effective Time.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

            Except as otherwise set forth in the Disclosure Schedule, attached hereto and unless otherwise indicated herein, the Selling Parties, represent and warrant to the Purchaser as of the date hereof (it being agreed that all the representations and warranties set forth in this Section are made jointly and severally by the Selling Parties are made as follows:

            SECTION 3.1Organization and Qualification.

            The Seller is a Western Australian company duly organized, validly existing and in good standing under the laws of Western Australia, have complied with all Australian Securities & Investments Commission requirements and have the requisite authority and power to carry on its business as it is now being conducted. AT is an Australian company duly organized, in August 2001, validly existing and in good standing under the laws of the State of Western Australia, and, to the Selling Parties' Knowledge, has the requisite authority and power to carry on its business as it is now being conducted and except as set forth in
Section 3.1 of the Disclosure Schedule, is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except for any such jurisdiction where the failure to so qualify or be licensed, individually and in the aggregate for all such jurisdictions, would not reasonably be expected to have a Material Adverse Effect.

            SECTION 3.2 Capitalization; Ownership.

                        (a) A 50% of the issued capital stock of Dormley is owned by Poll. As at Closing, the Selling Parties will have full record and sole beneficial ownership of the Initial Shares free and clear of any Lien or encumbrances whatsoever.


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                        (b) No Person, other than the Shareholder, has any

option or other right to purchase from the Selling Parties, or to require the Selling Parties to issue, any additional shares of the Seller's capital stock.

                        (c) The entire issued capital of AT consists of 100 common shares (the "AT Common Shares") of which one hundred (100) shares are issued and outstanding.

                        (d) The Sale Shares represent thirty-six percent (36%) of the outstanding AT Common Shares.

                        (e) Except for: (i) the Sale Shares; (ii) fifty four
(54) AT Common Shares representing fifty four percent (54%) of the AT Common Shares held by Capersia Pte Ltd and (iii) ten (10) AT Common Shares representing ten percent (10%) of the AT Common Shares held by Anzoil NL, there are no other AT Common Shares outstanding, nor are their any rights, warrants, contracts or agreements outstanding to acquire additional AT Common Shares, nor may AT issue, agree to issue or grant rights for the issuance of any additional AT Common Shares without the consent of the Seller.

            SECTION 3.3 No Subsidiaries. Except as set forth on Schedule 3.3 AT has no subsidiaries other than its wholly owned subsidiary Devon Energy Thai Holdings Ltd. ("DETH") and DETH's wholly owned subsidiary Devon Energy (Thailand) Limited (the "AT Subs").

            SECTION 3.4 Authorization.

                        (a) Each of the Selling Parties has the requisite corporate (or individual, as the case may be) power and authority to enter into this Agreement and any related agreements and perform its obligations thereunder, and to consummate the transactions contemplated thereby, including the Transfer of the Initial Shares, without any Liens or encumbrances as at Closing. The execution and delivery of this Agreement and any related agreements, and the consummation of the transactions contemplated thereby, has been duly authorized by all corporate action (if an entity) by the Selling Parties. This Agreement and any related agreements have been duly executed and delivered by the Selling Parties and constitutes a legal, valid and binding obligation of each Selling Party, enforceable against the applicable Selling Party, as the case may be, in accordance with its terms.

                        (b) The execution and delivery by the applicable Selling Party of this Agreement and any related agreements do not, and the consummation of the transactions contemplated thereby will not, (i) conflict with, or result in a violation of, any provision of the charter documents, constitution or bylaws of the any Selling Party, (ii) create any Lien upon any of the properties or assets of any Selling Party or (iii) constitute, or result in, a violation of any Law applicable to any Selling Party or any of the properties or assets of any Selling Party.

            SECTION 3.5 AT Assets and Liabilities. To the Knowledge of the Selling Parties, AT is a newly formed corporation without any Liabilities of any kind or nature whatsoever, other than the permit B7/38 commitments. To the Knowledge of the Selling Parties, currently AT's sole assets consist of cash, Accounts Receivable and prepaid expenses and its ownership of the Concession, as defined in Section 3.19 below, through its ownership of all of the capital stock of the AT Subs (the "Assets").

            SECTION 3.6 Title to Property and Assets. To the Knowledge of the Selling Parties, AT has good and valid title to all of Assets free and clear of all encumbrances and Liens except Liens for taxes not yet due and payable. With respect to any Asset which is leased by AT, AT is in compliance with such lease to the Knowledge of the Selling Parties,.

            SECTION 3.7 Real Property. To the Knowledge of the Selling Parties, AT does not currently, nor has it ever owned any real property.

            SECTION 3.8 Contracts.

                        (a) To the Knowledge of the Selling Parties, Section 3.8 of the Disclosure Schedule accurately identifies each AT Contract. Seller has delivered to Purchaser accurate and complete copies of all the AT Contracts identified in Section 3.8 of the Disclosure Schedule, including all amendments thereto. To the Knowledge of the Selling Parties, each AT Contract, is valid and in full force and effect, and is enforceable by the Seller in accordance with its terms. To the Knowledge of the Selling Parties, Seller is not in violation or breach of any AT Contract. To the Knowledge of the Selling Parties, there does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any AT Contract on the part of AT or any other party thereto or would permit the modification, cancellation or termination of any AT Contract or result in the creation of any


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Lien upon, or any Person acquiring any right to acquire, any Assets of AT. To the Selling Parties' knowledge no other party to any AT Contract is in default thereunder or breach thereof. To the Knowledge of the Selling Parties, AT has not received in writing any claim or threat that it has breached any of the terms and conditions of any AT Contract. To the Knowledge of the Selling Parties, the consent of, or the delivery of notice to or filing with, any party to a AT Contract, is not required for the execution and delivery by the Selling Parties of this Agreement and any related agreements or the performance of the obligations or transactions contemplated thereby.

                        (b) Section 3.8 of the Disclosure Schedule accurately identifies the Concession. Seller has delivered to Purchaser accurate and complete copies of the Concession, including all amendments thereto. The Concession, is valid and in full force and effect, and is, to the Knowledge of the Seller, enforceable by the Seller in accordance with its terms. To the Knowledge of the Seller, the Seller is not in violation or breach of the Concession. To the Knowledge of the Seller, there does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under the Concession on the part of AT or any other party thereto or would permit the modification, cancellation or termination of the Concession or result in the creation of any Lien upon, or any Person acquiring any right to acquire, any Assets of AT. To the Selling Parties' Knowledge no other party to the Concession is in default thereunder or breach thereof. To the Knowledge of the Selling Parties, AT has not received in writing any claim or threat that it has breached any of the terms and conditions of the Concession. Except as set forth in Section 3.8 of the Disclosure Schedule, To the Knowledge of the Seller, no consent of, or the delivery of notice to or filing with, any party to the Concession, is required for the execution and delivery by the Selling Parties of this Agreement and any related agreements or the performance of the obligations or transactions contemplated thereby.

            SECTION 3.9 Litigation; Compliance with Laws. Except as set forth in
Section 3.9 of the Disclosure Schedule.

                        (a) There is no Action pending or to the Knowledge of the Selling Parties threatened in writing before any United States or Australian, federal, state, local or foreign court or governmental authority, agency or body, and there is no judgment, decree, award order outstanding against the AT, the Seller or their respective assets and, to the Knowledge of the Selling Parties, none of the foregoing is threatened against AT, the Seller or their respective assets. There are no Actions pending or, to the Knowledge of the Selling Parties, threatened, that might result in, and there are no facts or circumstances existing which would be a basis for or result in the prohibition against or the revocation, cancellation or suspension of the Concession or the execution, delivery and performance of this Agreement, the Transaction Documents or any related agreements, and the consummation of the transactions contemplated hereby and thereby.

                        (b) To the Knowledge of the Selling Parties, AT is not in violation of, nor have it violated, (i) any Law applicable to the Business, the Assets or AT's operations, including, without limitation, Australian Federal Corporations Law and Trade Practices Act, all foreign, federal, state and local energy, public utility, zoning, building code, health, employee safety, labor, wages, collective bargaining, securities, and environmental laws, or (ii) any judgment, decree, order, writ, injunction or similar action of any Governmental Authority applicable to the Business or operations. All governmental approvals necessary for the conduct of the business of AT have been duly obtained and are in full force and effect.

            SECTION 3.10 Intellectual Property.

                        (a) For purposes of this Agreement, Intellectual Property is defined as all intellectual property in which AT has any right, title, or interest (including a licensed right) or which has been, is being, or is expected to be used, exploited, or commercialized by AT in the conduct of its business, including but not limited to all "Patents" (hereinafter defined), all "Marks (hereinafter defined), all "Copyrights" (hereinafter defined), and all "Confidential Information" (hereinafter defined).

                        (b) To the Knowledge of the Selling Parties, Section
3.10 of the Disclosure Schedule contains a complete and accurate list and description of : (i) the Intellectual Property necessary for or used in the conduct of the Business as now conducted or contemplated to be conducted in the future; (ii) all patent applications, issued patents, trademark applications, trademark registrations, copyright applications, and copyright registrations by or on behalf of AT; (iii) all licenses, written or not, of Intellectual Property to AT which are material to the Business; (iv) all licenses and other agreements, written or not, from AT to any third party granting any rights or interests in the Intellectual Property ((i),(ii) and (iii) collectively the "AT IP"); and (v) any and all pending Actions related to the AT IP.

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                        (c) Except as set forth in Section 3.10 of the
Disclosure Schedule, each of the Selling Parties represents and warrants to Purchaser as of the date hereof, that, to their Knowledge:

                                    (i) AT owns or has the right to use all AT
IP free of any restrictions, and without known conflict with the rights of others, and AT has not forfeited or otherwise relinquished any such AT IP or granted any license with respect to any AT IP to any person;

                                    (ii) AT is the sole owner, free and clear of
any Lien or encumbrance, security interests, mortgages and charges, and without the payment of any monies or royalty except with respect to off-the-shelf software, of the AT IP; or

                                    (iii) No third party violates, infringes, or
otherwise conflicts or interferes with any AT IP nor does the AT IP violate, infringe, or otherwise conflict or interfere with any other Intellectual Property owned by any third parties and no claims have been asserted by or against AT to such effect.

            SECTION 3.11 Employees. To the Knowledge of the Selling Parties, AT does not currently, nor at any time in the past has it had any employees nor has it had any obligations to make any payments in respect of the superannuation guarantee fund, group tax/PAYE taxation installments or any other payments on behalf of employees.

            SECTION 3.12 Environmental Matters. To the Knowledge of the Selling Parties, AT has not violated any applicable Environmental Laws.

            SECTION 3.13 Taxes. Except as noted in Section 3.13 of the Disclosure Schedule, to the Knowledge of the Selling Parties, AT has timely filed, subject to appropriate extensions, and prior to the Closing will timely file, all requisite AT Returns relating to any Taxes, that, if unpaid, might result in a claim against the AT, as required and when due for all taxable periods in accordance with provisions of law pertaining thereto, and each such AT Return is or will be complete and accurate in all material respects. To the Knowledge of the Selling Parties, there are no claims or assessments pending with respect to any AT Return for any alleged AT Tax deficiency relating to the Business, and no AT Tax issue has been raised by any taxing authority or representative thereof with respect to any AT Return relating to the Business or the Assets. To the Knowledge of the Selling Parties, AT has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of AT Taxes for which AT may be liable. All Taxes due and payable by AT have been timely paid in full. To the Knowledge of the Selling Parties, AT has withheld or collected all taxes required to have been withheld or collected and paid by them on their behalf in connection with amounts paid or owing to any of employees or other Person, and such withheld taxes have either been duly paid to the proper governmental authority or set aside in accounts for such purpose.

            SECTION 3.14 Insurance. To the Knowledge of the Selling Parties,
Section 3.14 of the Disclosure Schedule lists all AT Policies, and such AT Policies shall be maintained in effect by AT through the Closing Date. AT has paid all premiums due, is not in breach or default of and has otherwise performed its obligations under the Policies.

            SECTION 3.15 Brokers. Neither AT nor the Selling Parties have retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and neither the Selling Parties nor AT have incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

            SECTION 3.16 Investment Intent. Seller is acquiring the Common Stock for its own account, and not with a view to, or for sale in connection with, any distribution of any of such Common Stock and each Person who will receive the Common Stock at the Closing shall prior thereto entered into a Subscription Agreements and Investor's Questionnaire's substantially in the form as attached hereto as Exhibits D-1 and D-2, respectively.

            SECTION 3.17 Disclosure. The representations and warranties of the Selling Parties herein, or in any document, exhibit, statement, certificate or schedule furnished by or on behalf of the Selling Parties to Purchaser as required by this Agreement, do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

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            SECTION 3.18 AT Ownership of the Concession. The Selling Parties
represent and warrant to the best of their knowledge that: (a) AT is the owner, free and clear of any Liens or encumbrances of the Concession, which grants to AT certain oil and gas exploration, drilling, exploitation and production rights to that certain area known as Block B7/38 in the Gulf of Thailand, as described in Section 3.18 of the Disclosure Schedule and (b) the appropriate Governmental Authorities have agreed to amendments to the Concession as originally granted, extending the time period during which AT is required to take certain actions and expend certain funds with respect to the Concession, which amendments are set forth in Section 3.18 of the Disclosure Schedule.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Except as otherwise set forth in the Disclosure Schedule, attached hereto and unless otherwise indicated herein, the Purchaser represents and warrants to the Selling Parties as of the date hereof (it being agreed that all the representations and warranties set forth in this Section are made jointly and severally by the Purchaser ) as follows:

            SECTION 4.1 Good Standing and Corporate Power of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, having complied with all SEC requirements and has the requisite authority and power to carry on its business as it is now being conducted and has all necessary corporate power to perform its obligations under this Agreement.

            SECTION 4.2 Authorization. The Purchaser has the requisite corporate power and authority to enter into this Agreement and any related agreements and perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement on behalf of the Purchaser have been duly authorized by all necessary action on the part of the Purchaser. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

            SECTION 4.3 Effect Of Agreement. The execution and delivery by the Purchaser of this Agreement and the documents required hereunder and the consummation by the Purchaser of the transactions contemplated hereby: (a) will not result in the breach of any of the terms and provisions of, or result in a termination or modification of, or constitute a default under, or conflict with any agreement or other instrument by which Purchaser is bound, or conflict with any judgment, decree, order or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation which would have a Material Adverse Effect and (b) do not require the consent of any Governmental Authority or third party.

            SECTION 4.4 Brokers. Purchaser has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and Purchaser has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

            SECTION 4.5 Title to Stock. On the Closing Date, the Shareholder will acquire good title to the Common Stock free of (a) any encumbrances, except for any encumbrances created by or through the Selling Parties and (b) restrictions on the sale or transfer thereof under the Act and/or state "Blue Sky" statute or any Australian or US federal or state statute.

            SECTION 4.6 SEC Reports. Attached hereto and made a part hereof are certain reports filed by the Purchaser with the SEC (such reports being hereinafter collectively referred to as the "SEC Reports").

            SECTION 4.7 Litigation; Compliance with Laws. There is no suit, action, arbitration, administrative or governmental investigation pending before any federal, state, local or foreign court or governmental authority, agency or body, and there is no judgment, decree, award order outstanding or threatened against Purchaser that the Purchaser reasonably believes would interfere with the execution by Purchaser of this Agreement or the performance by Purchaser of the transactions and its obligations as contemplated herein or which would have a Material Adverse Effect.

            SECTION 4.8 Consents: The Purchaser is able to authorize and issue the Purchaser Shares free of any preemptive rights or rights of first refusal.


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                                    ARTICLE V

                                 THE PUT OPTION

            SECTION 5.1 Put Option. In consideration of the agreements contained herein and subject to and conditioned upon the satisfaction of all of the conditions set forth below, Purchaser hereby grants to Seller the Put Option which shall give the Seller the right, exercisable by delivery of written notice to the Purchaser (the "Exercise Notice") on or before 5:00 pm (Melbourne time) on February 20, 2003 (the "Put Expiration Date") to require that the Purchaser purchase from the Seller some or all of the Put Shares ("Put Shares Sold") for the Put Shares Consideration. The closing of the Put Option shall occur after satisfaction of the conditions to the Put Closing set forth below at the Purchaser's offices set forth in Section 2.3 above, five (5) Business Days after delivery of the Exercise Notice or such other time and place as the Purchaser and the Seller may agree to in writing (the "Put Shares Closing"). The conditions of the Put Shares Closing shall be as follows:

                       (a) Truth of Representations and Warranties. The representations and warranties of the Selling Parties contained in Article III of this Agreement: (i) with respect to the Initial Shares shall be true and correct as to the Put Shares Sold as though made with respect to the Put Shares Sold, or (ii) in any of the other Transaction Documents, shall have been true and correct in all material respects when made and in addition shall be true and correct in all material respects at and as of the Put Shares Closing and with the same effect as though made at and as of the Put Shares Closing; provided, however, any references contained therein shall to the "Initial Shares" shall be deemed to be with respect to the "Put Shares Sold" and solely as to the Put Shares Sold the representations and warranties shall be deemed to be as of the Put Shares Closing.

                       (b) Performance. The Closing shall have occurred and Selling Parties shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement or any of the other Transaction Documents to be performed or complied with by the Selling Parties at or prior to the Put Shares Closing.
                       (c) Approvals, Consents . Seller shall have retained all Approvals and consents necessary for the Transfer of the Put Shares Sold and the transactions contemplated at the Put Shares Closing and such Approvals and consents shall remain in full force and effect.

                       (d) Absence of Litigation. There shall be no Action pending or threatened before any court or other
Governmental Authority which seeks to (i) invalidate or set aside, in whole or in part, the Put Option, this Agreement or any of the other Transaction Documents or (ii) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby and thereby.

                       (e) Put Shares. At the Put Shares Closing, the Put
Shares Sold received by the Purchaser shall be transferred free and clear of any Liens or encumbrances, along with any and all rights vested or attached to them as of the date hereof or which may hereafter vest or accrue prior to the Put Shares Closing Date. and

                        (f) Deliveries of Selling Parties. The Selling Parties shall have executed and/or delivered to the Purchaser or a party nominated by it, at or prior to the Put Share Closing the following:

                                    (i) Certificates representing the Put Shares
Sold along with completed and executed registrable transfers in favor of the Purchaser or its nominee with such other bills of sale, holding statements, assignments and instruments of transfer in form and substance satisfactory to the Purchaser and its counsel, as shall be necessary to vest in the Purchaser full title to the Put Shares Sold (save for any payment of stamp duty); and all consents or Approvals necessary for the consummation of the Put Shares Closing.

                        (g) Deliveries of Purchaser. The Purchaser shall have executed and/or delivered to the Seller that number of restricted shares of Common Stock which comprise the Put Shares Consideration with such other bills of sale, assignments and instruments of transfer in form and substance satisfactory to the Selling Parties and their counsel, as shall be necessary to vest in the Shareholder title to that number of restricted shares of Common Stock which comprise the Put Shares Consideration.

            SECTION 5.2 Expiration of the Put Option. Notwithstanding anything to the contrary contained herein, in the event the Seller does not deliver the Exercise Notice to the Purchaser by the Put Expiration Date, the Put Option will automatically expire without any further action required by the Purchaser and shall no longer be of any force or effect.

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                                   ARTICLE VI

                    COVENANTS OF THE SELLING PARTIES AND THE PURCHASER

            Each of the Selling Parties and the Purchaser hereby covenant and agrees that from and after the date hereof until the Closing:

            SECTION 6.1 Cooperation. They shall use their best reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, including, without limitation, (i) obtaining, making and causing to become effective all Approvals of such Governmental Authorities and other Persons as may be necessary in order to consummate the transactions contemplated by this Agreement, and (ii) giving prompt notice to the other Parties of (a) any notice of, or other communication relating to, any material default, or any event which, with the giving of notice or the lapse of time or both, would become a default, under this Agreement or any Transaction Document, and (b) any written notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

            SECTION 6.2 Confidentiality. They shall, and shall cause each of their respective Representatives (collectively, the "Recipients") to, keep confidential, and not use or disclose to others, any proprietary information of or obtained from any of the other Parties or their respective Representatives, to the extent that such proprietary information is not or does not become readily available to the public other than as a result of disclosure by the disclosing Parties or their Representatives or is not required to be disclosed by applicable Law. In the event of the termination of this Agreement without a Closing, the receiving Parties shall, and shall cause each of the other Recipient to, promptly return to the disclosing Parties all, and not retain any copies of, such written, recorded or encoded proprietary information. They shall each be responsible for any breach of this Section 6.2 by any of their respective Recipients and agree, at each of their sole expense, to take all reasonable measures (including, without limitation, court proceedings) to restrain their respective Recipients from prohibited or unauthorized disclosure or use of such proprietary information.

                                   ARTICLE VII

               CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS

The obligation of the Purchaser to purchase the Sale Shares is subject to the satisfaction on or, where appropriate, prior to, the Closing Date, of the following conditions, except to the extent that any such condition may have been waived in writing by the Purchaser on or prior to the Closing Date:

            SECTION 7.1 Truth of Representations and Warranties. The representations and warranties of the Selling Parties contained in Article III of this Agreement or in any of the other Transaction Documents shall have been true and correct in all material respects when made and in addition shall be true and correct in all material respects at and as of the Closing and with the same effect as though made at and as of the Closing.

            SECTION 7.2 Performance. The Selling Parties shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement or any of the other Transaction Documents to be performed or complied with by the Selling Parties at or prior to the Closing.

            SECTION 7.3 Approvals, Consents. Seller shall have received all Approvals and consents necessary for the Transfer of the Initial Shares and the transactions contemplated at the Closing and such consents and Approvals shall be in full force and effect.

            SECTION 7.4 Absence of Litigation. There shall be no Action pending or threatened before any court or other Governmental Authority which seeks to
(i) invalidate or set aside, in whole or in part, this Agreement or any of the other Transaction Documents or (ii) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby and thereby.

            SECTION 7.5 No Material Adverse Change. Since the Execution Date, there shall not have occurred any Material Adverse Effect relating to AT, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have such a Material Adverse Effect.

            SECTION 7.6 Conduct of Business. Except for (i) acts relating to the transactions contemplated by this Agreement or disclosed on the Schedules hereto or (ii) actions approved in writing by the Purchaser in its sole discretion, the Selling Parties shall use commercially reasonable endeavours to ensure that AT shall (a) not engage or conduct any new business or any new operations not required by the concession, except as expressly provided for or agreed to herein; (b) operate the Business in such manner that the representations and warranties of the Selling Parties contained in Article III hereof will continue to be true and correct in all material respects through and as though they are given as of the Closing Date and, consistent therewith, shall use commercially reasonable efforts to preserve intact the Concession, the Business and Seller's relationships with persons having dealings with it; and (c) maintain its Books and Records in accordance with its past practices.

            SECTION 7.7 AT Common Shares. AT shall not have entered into any transaction or agreement which would cause the issuance of any new or additional AT Common Shares, capital stock or equity capital or the sale, transfer or assignment of by way of hypothecation or otherwise any outstanding AT Common Shares or capital stock, nor give any Person or entity the right, warrant or option to acquire such AT Common Shares or its capital stock.

            SECTION 7.8 AT Cash. AT shall have in its accounts the AT Cash.

            SECTION 7.9 Poll Consultancy and Non-Compete Agreement. As soon as is practicable, Purchaser and Poll shall enter into a written two year consultancy agreement for Poll pursuant to which Poll shall: (a) agree to render his part time services to the Purchaser as its consultant at a salary of (USD) $6,800 per month plus reasonable expenses and containing such other terms and conditions as may be mutually agreeable to the parties, and (b) agree to provide Purchaser with a first right of refusal in relation to any project sourced by Poll anywhere in the world for a period commencing as of the entry into the agreement and terminating upon the last to occur of either (i) the expiration or termination of the consultancy agreement or (ii) if the agreement is terminated by Poll, two (2) years from the entry into the agreement (the "Consulting Agreement").

            SECTION 7.10 Deliveries. The Selling Parties shall have executed and/or delivered to the Purchaser, at or prior to the Closing the following:

                        (a) certificates representing the Initial Shares with such other bills of sale, assignments and instruments of transfer, holding statements along with registrable transfers executed by the Seller in favor of the Purchaser or its nominee in form and substance satisfactory to the Purchaser and its counsel, as shall be necessary to vest in the Purchaser full title to the Sale Shares;

                        (b) completed and executed Consulting Agreement; and

                        (c) completed and executed Subscription Agreements and Investor's Questionnaire's from the Shareholder.

Notwithstanding anything to the contrary contained herein, in the event the Selling Parties have not satisfied all of the conditions to the Closing on or before December 1, 2002, the Purchaser in its sole discretion, may, by written notice to the Selling Parties, terminate the Agreement without any further obligation or liability to the Selling Parties with respect thereto.

            SECTION 7.11 Anzoil NL Guarantee. The Anzoil NL guarantee covering the Concession shall be in full force and effect, a form of which is attached hereto as Exhibit "C".

            SECTION 7.12 Audited Accounts. In view of the fact that the Purchaser is a subsidiary of a publicly reporting company, in the event that audited financial statements of AT are required for such reporting purposes, the Selling Parties will facilitate and provide such audited statements to the Purchaser in a timely manner.

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

            The obligations of the Seller to sell, transfer and deliver the Sale Shares and to consummate the transactions contemplated hereby are subject to the satisfaction on or, where appropriate, prior to the Closing Date, of the following conditions, except to the extent that any such condition may have been waived in writing by the Seller on or prior to the Closing Date:

            SECTION 8.1 Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement or in any of the other Transaction Documents shall be true and correct in all material respects when made and in addition shall be true and correct in all respects at and as of the Closing and with the same effect as though made at and as of the Closing.

            SECTION 8.2 Performance. The Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it at or prior to the Closing.

            SECTION 8.3 Absence of Litigation. There shall be no Action pending or threatened before any court or other Governmental Authority with respect to the Purchaser which seeks to (i) invalidate or set aside, in whole or in part, this Agreement or any of the other Transaction Documents or (ii) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or thereby.

            SECTION 8.4 No Material Adverse Change. Since the Execution Date, there shall not have occurred any Material Adverse Effect relating to Purchaser, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have such a Material Adverse Effect.

            SECTION 8.5 Deliveries. The Purchaser shall have executed and/or delivered to the Seller, at or prior to the Closing, the following:

                        (a) 14,444,444 restricted shares of Common Stock with such other bills of sale, assignments and instruments of transfer in form and substance satisfactory to the Selling Parties and their counsel, as shall be necessary to vest in the Shareholder title to 14,444,444 restricted shares of Common Stock.

Such certificates of an officer of the Purchaser to evidence compliance with the conditions set forth in Sections 8.1 through 8.3 hereof and any other certificates to evidence compliance with the conditions set forth in this
Article VIII as may be reasonably requested by the Selling Parties or their counsel.

            SECTION 8.5 Great Panther. Entry by the Selling Parties into an agreement with Great Panther Inc. ("Great Panther") pursuant to which Great Panther agrees to release the Vendor from its obligations in respect of a letter of intent entered into between the Vendor and Great Panther.

            SECTION 8.6 Shareholder Approval. Capersia Pte Ltd and Anzoil NL (being the other shareholders in the Company) approving the proposed transfer of Shares by the Vendor to the Purchaser pursuant to the terms of this Agreement in accordance with and subject to compliance with all constituent documents of the Company and all relevant regulatory requirements.

            SECTION 8.7 Completion of Devon Transaction. Completion of the share purchase agreement entered into between Devon Energy (Delaware) Limited, the Company and Anzoil NL on 18 September 2001(the "Devon Purchase Agreement") in accordance with its terms.

            SECTION 8.8 Written confirmation from the Department of Mineral Resources in Thailand, granting the AT request for a postponement from the 3rd year of the First Obligation Period to the 1st year of the Second Obligation Period.

                                   ARTICLE IX

               COVENANTS AND AGREEMENTS SUBSEQUENT TO THE CLOSING

            SECTION 9.1 Future Activities in the Business. As a material consideration of the Purchaser, the Selling Parties jointly and severally agree that after the Closing, and during the Restricted Period all prospects, leads, operations, opportunities and activities relating to the Business will be presented to and operated out of the Purchaser or an Affilitate thereof.

            SECTION 9.2 Confidentiality. From and after the Closing, the provisions of Sections 6.2 shall continue in effect; provided that the Purchaser shall not be restricted with respect to any proprietary information relating to AT, the Assets or the Business.

            SECTION 9.3 Specific Performance; Injunctive Relief. Each of the parties hereto acknowledges, understands and agrees that any breach or threatened breach by it or any of its Representatives of Sections 6.2 hereof will cause irreparable injury to the other party and that money damages will not provide an adequate remedy therefore. Accordingly, in the event of any such breach or threatened breach, the non-breaching party shall have the right and remedy (in addition to any other rights or remedies available at law or in equity) to have the provisions of such Sections specifically enforced by, and to seek injunctive relief and other equitable remedies in, any court having competent jurisdiction.

            SECTION 9.4 Further Assurances. In addition to the actions, documents, files, pleadings and instruments specifically required to be taken or delivered by this Agreement or the other Transaction Documents, whether on or before or from time to time after the Closing, and without further consideration, each party hereto shall take such other actions, and execute and/or deliver such other documents, data, pleadings, files, information and instruments, as the other party hereto or its counsel may reasonably request in order to effectuate and perfect the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation, such actions as may be necessary to transfer to the Purchaser the Sale Shares.

                                    ARTICLE X

                       INDEMNIFICATION AND RELATED MATTERS

            SECTION 10.1 Survival of Representations and Warranties, Indemnifiable Claims.

                        (a) All representations, covenants, agreements and warranties of the Purchaser and each Selling Party made in this Agreement shall survive the Closing and the Put Shares Closing for a period of three (3) years from the Put Shares Closing Date and notice of all claims for indemnification hereunder shall be made within such period; provided, however, that (i) the representations and warranties set forth in Sections 3.2, 3.4, 3.12,3.16, 4.2 and 4.5, (ii) any representation or warranty which is inaccurate or incomplete because of fraud; and (iii) any representation and warranty with respect to any matter affecting legal title to the Sale Shares or the Assets, in each case, shall survive for the length of the applicable statute of limitations in respect of such matter. The right to recover Damages on any claim shall not be affected by the termination of any representations and warranties as set forth above provided that notice of the existence of such claim has been given prior to such termination.

                        (b) Subject to the notice and limitations in Section 10.1(a), Purchaser and its Affiliates, officers, directors, agents, successors, representatives and assigns ("Purchaser Indemnified Parties") shall be entitled to assert a claim for indemnification under this Section 10 against the Selling Parties for any liability, loss, cost, Tax, expense, judgment, order, settlement, obligation, deficiency, claim, suit, proceeding (whether formal or informal), investigation, Lien or other damage, including, without limitation, reasonable attorneys' fees and expenses (all of the foregoing items for purposes of this Agreement are referred to herein as "Damages"), resulting from, arising out of or incurred with respect to: (i) a material breach of any representation, warranty, covenant, required delivery, or any other agreement of any Selling Party contained (x) herein, (y) in the schedules, exhibits, certificates or any other documents attached hereto or delivered in connection herewith (including but not limited to the Disclosure Schedule), or (z) in any Transaction Document; or (ii) any material inaccuracy or misrepresentation contained in any statement, certificate, Disclosure Schedule, Transaction Document or other document furnished by any Selling Party to Purchaser in connection with this Agreement or the transactions contemplated hereby (a "Purchaser Indemnity Claim").

                        (c) Subject to the notice and limitations in Section 10.1(a), the Selling Parties and any of their Affiliates officers, directors, agents, successors, representatives and assigns ("Seller Indemnified Parties") shall be entitled to assert a claim for indemnification under this Section 10 against Purchaser, for any Damages resulting from, arising out of or incurred with respect to; (i) a breach of any representation, warranty, covenant, required delivery, or any other agreement of the Purchaser contained (x) herein,
(y) in the schedules, exhibits, certificates or any other documents attached hereto or delivered in connection herewith (including but not limited to the Disclosure Schedule), or (z) in any Transaction Document or (ii) any inaccuracy or misrepresentation contained in any statement, certificate, or Disclosure Schedule, Transaction Document or other document furnished by Purchaser to Seller in connection with this Agreement or the transactions contemplated hereby (a "Seller Indemnity Claim").

            SECTION 10.2 Indemnity Claims. In the event any Indemnitee becomes aware of any Indemnity Claim pursuant to this Section 10, such Indemnitee shall give the Indemnitor(s) written notice (the "Indemnity Notice"), together with all documents and information reasonably necessary to substantiate the Damages and the claim which gives rise to such Damages. Unless the Indemnitor(s) deliver written notice to the Indemnitee(s) on or prior to the tenth (10th) Business Day after delivery of the Indemnity Notice, specifying in reasonable detail all disputed items and the basis therefore, the Indemnitor(s) shall be deemed to have accepted and agreed to such indemnity claim (a "Covered Indemnity Claim"). If such objection notice is delivered within such time, the Indemnitor(s) and the Indemnitee(s) shall attempt to promptly resolve their differences and any written resolution by them shall be final, binding and conclusive. If no agreement is reached within ten (10) Business Days after receipt of the Indemnity Notice, either party may submit the matter to arbitration pursuant to
Section 11.3 below.

            SECTION 10.3 Defense of Third Party Claims. Should any claim be made or suit, audit, examination or other Action be instituted against an Indemnitee by any party pursuant to which such Indemnitee is entitled to indemnification under this Article X (a "Third Party Claim"), the obligations and liabilities of the parties under this Agreement with respect to such Third Party Claim shall be subject to the following terms and conditions:

                        (a) Indemnitee shall give each Indemnitor written notice of any Third Party Claim promptly after receipt by Indemnitee of notice of such claim, and Indemnitor may, undertake control of the defense of such Third Party Claim by a single counsel chosen by Indemnitors and reasonably acceptable to Indemnitee. Indemnitee and Indemnitors may have the same counsel unless Indemnitee notifies Indemnitors that there are conflicts of interest which render such joint defense inadvisable. In the event Indemnitee has conflicts of interests which render representation by a single counsel inadvisable, Indemnitee may elect to retain additional counsel; provided, however, that Indemnitors shall only be responsible for the fees and expenses of one counsel. In addition, Indemnitee may participate in the defense through counsel of Indemnitee and at the expense of Indemnitee. If Indemnitee does not consent to the Indemnitors undertaking the defense of such Third Party Claim, or Indemnitors fail or refuse to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to Indemnitors by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 10.3(c), settlement of such Third Party Claim with counsel chosen by Indemnitee. In the circumstances described in the preceding sentence, the Third Party Claim shall, upon the assumption of the defense of such Third Party Claim by Indemnitee, be deemed an Indemnity Claim that is not a Third Party Claim for the purposes of the procedures set forth in this Section 10.3. Failure of Indemnitee to furnish written notice to Indemnitors of a Third Party Claim shall not release Indemnitors from their obligations under this Agreement, except to the extent Indemnitors are prejudiced by such failure.

                        (b) Indemnitee and Indemnitors shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available files, papers, documents and records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or individuals to discuss the facts of the claim, or for testimony in a deposition or as witness in any Action relating to such claim.

                        (c) Unless Indemnitors have failed to fulfill their obligations under this Section 10.3 (in which case no consent shall be necessary) no settlement by Indemnitee of a Third Party Claim shall be made without prior written consent by or on behalf of Indemnitors, which consent shall not be unreasonably withheld or delayed. If Indemnitors have assumed the defense of a Third Party Claim as contemplated by this Section 10.3 no settlement of such Third Party Claim may be made by Indemnitors without prior written consent by or on behalf of the Indemnitee, which consent shall not be unreasonably withheld or delayed. Purchaser shall be entitled to reject any settlement which could reasonably be expected to have an adverse impact on their ongoing business, operations or legal position in any Action. Except as expressly set forth in Section 10.3 or in the event the Indemnitee of a Third Party Claim is a single Seller Indemnified Party, all notices and consents to Seller Indemnitor(s) or Seller Indemnitee(s) pursuant to this Section 10 shall be delivered to the Selling Parties.


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

            SECTION 11.1 Time of Essence. All times and dates in this Agreement and each and every provision hereof in which time is an element are of the essence; provided, however, that if the time period for exercising any right, option or election provided in this Agreement or the time period for the performance of any act required under this Agreement falls on a day other than a Business Day, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

            SECTION 11.2 Publicity. No press release, publicity, disclosure or notice to any Person concerning any of the transactions contemplated by this Agreement shall be issued, given, made or otherwise disseminated by the Selling Parties, or any of their respective Associates at any time (whether prior to, at or after the Closing), without the prior written approval of the Purchaser. Notwithstanding anything to the contrary contained herein, Purchaser shall be entitled to issue such press releases as it may, in its sole discretion, determine necessary pursuant to applicable securities laws, regarding the transactions contemplated by this Agreement upon the execution of this Agreement, the Closing or, if applicable, the termination of this Agreement prior to the Closing.

            SECTION 11.3 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of law).

            SECTION 11.4 Arbitration of Disputes.

                        (a) Binding Arbitration. All claims, disputes, or controversies (any or all of which shall hereinafter be referred to as the "Dispute" or the "Disputes") arising between the parties hereto with respect to the making, construction, terms, or interpretation of this Agreement or the Transactional Documents or any breach thereof, or the rights or obligations of any party hereto or thereto, the Dispute shall, in lieu of court action, be submitted to mandatory, binding arbitration before a single arbitrator upon written demand of either party in accordance with the procedures set forth below.

                        (b) Type of Arbitration. The arbitration shall be conducted in Melbourne, Victoria accordance with the commercial arbitration rules of the Australian Institute of Arbitration and Mediation (the "IAMA") pursuant to the Arbitration Act as adopted by the State of Victoria or equivalent Law.

                        (c) Limitation On Relief Awardable. Except for the enforcement of the provisions of Section 9.4 hereof, the sole forms of relief awardable by the arbitrators shall be to: issue a declaratory judgment on the construction and/or interpretation of any clause in the Agreement; and/or award actual money damages plus, if the arbitrator deems appropriate, pre-award and post award interest. Each party shall bear an equal share of the cost of arbitration, except that the expenses of witnesses shall be borne by the party producing such witnesses. Each party shall pay its own attorneys fees, unless the arbitrator, in his/her discretion, determines that the prevailing party's attorneys fees should be paid by the losing party(ies). The arbitrator shall have no authority or power to grant, and no party shall seek, any award of punitive or exemplary or like damages.

                        (d) Decision of the Arbitrator and Entry of Judgment. The arbitrator's decision shall be final and binding upon, and enforceable as to, the parties. Judgment on the arbitration award may be entered in a court having jurisdiction over the matter.

                        (e) CONSENT TO ARBITRATION. BY INITIALING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION OF THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION IN MELBOURNE, VICTORIA, AUSTRALIA AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION OF THIS AGREEMENT. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE LAWS OF THE STATE OF CALIFORNIA. YOU AGREE THAT YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION OF THIS AGREEMENT TO NEUTRAL ARBITRATION.

POLL'S  INITIALS        JP

PURCHASER'S INITIALS    JT

SELLER'S INITIALS       JP

            SECTION 11.5 Notices. All notices and other communications required or permitted under this Agreement shall be in writing which are addressed as provided in this Section 11.5: (i) if delivered personally against proper receipt or by confirmed facsimile transmission shall be effective upon delivery and (ii) if delivered (A) by certified or registered or comparable mail with postage prepaid shall be effective five (5) Business Days or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective two (2) Business Days following the date when mailed or couriered, as the case may be. Any party hereto may from time to time change its address for the purpose of notices to such party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents. Initially, all notices shall be sent to the parties hereto as follows:
if to Purchaser:

            At the address set forth in the Preamble to this Agreement
            Facsmile: (818) 380-3021

            with a copy to (not constituting notice):
            Barry L. Burten, Esq.
            Jeffer, Mangels, Butler & Marmaro LLP
            1900 Ave. of the Stars, 7th Floor
            Los Angeles, CA 90067
            Facsimile:   (310) 712-3359

            if to Seller:
            Dormley Pty Ltd

At the address set for in the Preamble to this Agreement

            if to Shareholder:
            Dr. Jacob Jan Kornelis Poll

At the address set for in the Preamble to this Agreement

            SECTION 11.6 Table of Contents and Headings. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

            SECTION 11.7 Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other parties hereto; provided, however, Purchaser may assign Purchaser's rights and obligations hereunder to an Affiliate.

            SECTION 11.8 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Seller) other than the parties hereto.

            SECTION 11.9 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

            SECTION 11.10 Entire Agreement. This Agreement and the Transaction Documents set forth the entire understanding of the parties hereto and supersede all other agreements and understandings between any of the parties relating to the subject matter hereof and thereof.

            SECTION 11.11 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

            SECTION 11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed by all of the Parties hereto.

            SECTION 11.13         Interpretation of Agreement.

                        (a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

                        (b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                        (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

                        (d) References herein to "Sections" and "Exhibits" are intended to refer to Sections of and Exhibits to this Agreement.

           SECTION 11.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

           SECTION 11.15 Incorporation By Reference. All Exhibits and Schedules attached hereto, referred to herein or to be delivered in connection herewith are incorporated herein by reference.

            SECTION 11.16 Legal and Professional Fees and Expenses. Each party hereto shall be responsible for their respective legal or professional fees or expenses arising out of or relating to the negotiation, drafting and execution of this Agreement or any other Transaction Documents, Closing documents, Put Closing documents or certificates, due diligence, the Closing or the Put Shares Closing of the transactions contemplated by this Agreement or related matters provided however that the Purchaser is liable to pay all stamp duty payable in relation to this agreement.

              SECTION 11.17 No Joint Venture. No party hereto shall make any warranties or representations, or assume or create any obligations, on the other party's behalf except as may be expressly permitted hereunder or in writing by such other party. Each party hereto shall be solely responsible for the actions of all its respective employees, agents and representatives.

           SECTION 11.18 Further Agreements. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement


 [Signature Page to Follow]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                  PURCHASER: Avenue Energy, Inc.



                                  By:        /s/  Yam-Hin Tan

                                  Name: YAM-HIN TAN

                                  Title:    DIRECTOR/CFO


                                  SELLER:    DORMLEY PTY LTD



                                  By:        /s/ Jacob Jan Kornelis Poll
                                  Name :     DR.  JACOB JAN KORNELIS  POLL

                                  Title:     DIRECTOR


                                  SHAREHOLDER: /s/ Jacob Jan Kornelis Poll
                                                   Jacob Jan Kornelis  Poll

List of Exhibits
----------------

                              Exhibit A Definitions


                                  EXHIBIT A TO

                            STOCK PURCHASE AGREEMENT

            Defined Terms
            -------------

For purposes of this Agreement (including the Company Disclosure Schedule and Purchaser Disclosure Schedule): Definitions. The following terms, as used in this Agreement, shall have the following meanings:

"Accounts Receivable" shall mean all accounts and notes receivable of Anzoil or the Selling Parties determined in accordance with GAAP.

"Action" shall mean any claim, dispute, demand, cause of action or action asserted in any arbitration, litigation, mediation, suit, investigation or other proceeding and any appeal therefrom.

"Affiliate" shall mean, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. Affiliates include, but are not limited, to children, grandchildren, spouses, parents, grandparents, in-laws or other family members living in the same household as the Person. As used in this definition, the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to (a) vote twenty percent (20%) or more of the outstanding voting securities of such Person, or (b) otherwise direct the management policies of such Person by contract or otherwise.

"Agreement" shall mean this Stock Purchase Agreement and shall include all of the Schedules and Exhibits, attached hereto.

"Approval" shall mean any approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a Person.

"Assets" shall have the meaning ascribed to such term in Section 3.5 hereof.

"Associates" of a Person shall include:

                       (a) such Person's Affiliates, stockholders, directors, officers, employees, agents, attorneys, accountants and representatives; and

                        (b) all stockholders, directors, officers, employees, agents, attorneys, accountants and representatives of each of such Person's Affiliates.

"AT" shall have the meaning ascribed to such term in the preamble to this Agreement.

"AT Common Shares" shall have the meaning ascribed to such term in Section 3.2(c) hereof.

"AT Subs" shall have the meaning ascribed to such term in Section 3.3 hereof.

"Books and Records" shall mean originals or copies of all books, financial and other records and information which has been reduced to written, recorded or encoded form relating to the Business, including without limitation, customer lists and related sales histories, credit policies and credit information with respect to existing customers, distribution and sales lists, existing cost and pricing data, existing business plans, advertising and promotion plans and materials, product development plans, product advertisement and packaging designs, forecasts, market research reports, competitor information, reference catalogs and product efficacy research in each case in existence as of September 1, 2002, as such items may be modified or augmented in the Ordinary Course of Business thereafter.

"Business" shall mean oil and gas exploration, drilling and exploitation in the Gulf of Thailand

"Business Day" shall mean a day that is not a Saturday, a Sunday or a day on which banks in Melbourne, Victoria, Australia are required or authorized to close for regular banking business.

"Closing" shall mean the consummation of the Transfer of the Initial Shares and related transactions as contemplated by this Agreement.

"Closing Date" shall mean the date of Closing.

"Common Stock" shall have the meaning ascribed to such term in the recitals to this Agreement.

"Concession" shall mean that certain petroleum concession between the Government of Thailand and Devon Energy Corporation, which as been assigned to AT, as more fully described in Section 3.18 of the Disclosure Schedule.

"Confidential Information" shall have the meaning ascribed to such term in
Section 3.10(a) hereof.

"Consulting Agreement" shall have the meaning ascribed to such term in Section
7.9 hereof.

"Contract" shall mean each instrument, contract, license and other agreement, including, but not limited to, the Concession and unexpired leases of personal property, relating to the Business to which the AT is a party or by which it is bound.

"Copyrights" shall have the meaning ascribed to such term in Section 3.10(a) hereof.

"Covered Indemnity Claim" shall have the meaning ascribed to such term in
Section 10.2 hereof.

"Damages" shall have the meaning ascribed to such term in Section 10.1(b) hereof.

"Devon Purchase Agreement" shall have the meaning ascribed to such term in
Section 8.7 hereof.

"DETH" shall have the meaning ascribed to such term in Section 3.3 hereof.

"Disclosure Schedule" shall mean that certain Disclosure Schedule attached to the Agreement, as updated.

"Dispute" shall have the meaning ascribed to such term set forth in Section 10.4(a) hereof.

"Dormley" shall have the meaning ascribed to such term in the preamble to this Agreement.

"Execution Date" shall have the meaning ascribed to such term in the preamble to this Agreement.

"Exercise Notice" shall have the meaning ascribed to such term in Section 5.1 hereof.

"Effective Time" shall mean 12:00 noon on the Closing Date.

"Governmental Authority" shall mean any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel.

"Great Panther" shall the meaning ascribed to such term in Section 8.5 hereof.

"IAMA" shall have the meaning ascribed to such term in Section 10.4(c) hereof.

"Indemnitee" shall mean any Purchaser Indemnified Party or Seller Indemnified Party.

"Indemnitor" shall mean either the Purchaser or the Selling Parties, as the case may be.

"Indemnity Claim" shall mean a Purchaser Indemnity Claim or a Seller Indemnity Claim, as the case may be.

"Indemnity Notice" shall have the meaning ascribed to such term in Section 10.2 hereof.

"Intellectual Property" shall mean, except as expressly set forth in Schedule 3.10, all of the following irrespective of where any of the same were issued, are pending or exist that are owned by, issued to or licensed by the Seller:
United States and foreign patents of any description, and applications therefor; United States (federal and state) and foreign trademarks (and goodwill associated therewith) and other trade names, labels, trade dress, advertising and package designs, and other trade rights, whether or not registered and all applications therefor; United States and foreign copyrights, whether or not registered and all applications therefor (including copyrights in computer software and computer software documentation, source code and systems documentation); Internet domain names, Web sites, know-how, trade secrets, business leads, research and results thereof, technology, techniques, data, methods, processes, instructions, drawings and specifications, inventions, discoveries, improvements, designs, processes, formulae, recipes, whether patented or patentable or not (whether or not such items have been reduced to written, computer-readable or other tangible form); shop rights and license agreements and other agreements of every kind and character relating to any of the foregoing; and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement.

"IRS" shall mean the Internal Revenue Service.

"Knowledge" when referring to the knowledge of Selling Parties or Anzoil shall mean information actually known, or which reasonably should be expected to be known by the Selling Parties or AT, or officers or directors thereof., When referring to the Knowledge of Purchaser, "Knowledge" shall mean information actually known, or which reasonably should be expected to be known by the officers and directors of the Purchaser.

"Law" shall mean any United States or Australian federal or state law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process promulgated by any Governmental Authority as in effect from time to time (including, without limitation, any zoning or land use law or ordinance, building code, Environmental Law, securities, blue sky, civil rights or occupational health and safety law or regulation and any court, administrative agency or arbitrator's order or process).

"Liability" shall mean any debt, liability, commitment and guaranty, warranty or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, potential, contingent or otherwise, and whether due or to become due.

"Lien" shall mean any lien, statutory lien, pledge, mortgage, security interest, charge, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, or encumbrance of any kind or nature.

"Material Adverse Effect" shall mean a material adverse effect on the business, operations or financial condition of the Selling Parties,AT or the Purchaser; provided, however, that each of the following events shall be disregarded in determining whether there has been or would be an

"Material Adverse Effect": (a) any adverse effect that results from general economic, business or industry conditions; (b) any adverse effect that results from the taking of any action permitted or required by this Agreement or from entering into of this Agreement by the applicable party and the announcement of pendency of the transactions contemplated by this Agreement, (c) any adverse effect that results from a change in industry conditions generally, or (d) any adverse effect that results from a change in Law, regulation or generally accepted accounting principles or an interpretation of any of them.

"Ordinary Course of Business" an action by the Selling Parties or AT shall be deemed to have been taken in the "Ordinary Course of Business" if: (i) such action is taken in the their normal operation, consistent with its past practices and does not result in a Material Adverse Effect on the Selling Parties or AT; (ii) such action is not required to be authorized by the Shareholder or its Board of Directors or any committee of the Board of Directors and (iii) does not require any other separate or special authorization or consent of any nature by any Governmental Authority or third parties with respect to the Selling Parties or AT. In no event shall any action or related actions that will result in an expenditure or obligation of any Selling Party or AT to expend more than ten thousand dollars ($10,000) individually or twenty five thousand dollars in the aggregate ($25,000) be considered to be in the Ordinary Course of Business; provided that actions specifically required to be taken by this Agreement such as exploration expenditures shall be deemed to be taken in the Ordinary Course of Business.

"Person" shall mean any individual, general or limited partnership, corporation, limited liability company, association, business trust, joint venture, Governmental Authority, business entity or other entity of any kind or nature.

"Policies" shall mean general liability insurance covering the Selling Parties and AT and the Business.

"Poll" shall have the meaning ascribed to such term in the preamble to this Agreement.

"Purchaser" shall have the meaning ascribed to such term in the preamble to this Agreement.

"Purchaser Indemnified Party(ies)" shall have the meaning ascribed to such term in Section 10.1(b) hereof.

"Purchaser Indemnity Claim " shall have the meaning ascribed to such term in
Section 10.1(b) hereof.

"Purchaser Indemnity Claim " shall have the meaning ascribed to such term in
Section 10.1(b) hereof.

"Purchaser Shares" shall have the meaning ascribed to such term in Section 2.1(b) hereof.

"Put Expiration Date" shall have the meaning ascribed to such term in Section
5.1 hereof.

"Put Option" shall have the meaning ascribed to such term in the recitals to this Agreement.

"Put Shares" shall have the meaning ascribed to such term in the recitals to this Agreement.

"Put Shares Consideration" shall mean the number of shares of Common Stock which bears the same proportion to 5,555,556 shares of Common Stock as the number of Put Shares Sold pursuant to Section 5.1 bears to 10 Put Shares.

"Put Shares Closing" shall have the meaning ascribed to such term in Section 5.1 hereof.

"Put Shares Sold" shall have the meaning ascribed to such term in Section 5.1 hereof.

"Seller Recipients" shall have the meaning ascribed to such term in Section 6.2 hereof.

 "Representative" shall mean, with respect to a Person, any employee, officer, director, stockholder, partner, accountant, attorney, investment banker, broker, finder, investor, subcontractor, consultant or other authorized agent or representative of such Person.

"Restricted Period" shall have the meaning ascribed to such term in Article X hereof.

"Sale Shares" shall have the meaning ascribed to such term in the recitals to this Agreement.

"SEC" shall mean the Securities and Exchange Committee.

"SEC Reports" shall have the meaning ascribed to such term in Section 4.6 hereof.

"Seller" shall have the meaning ascribed to such term in the preamble to this Agreement.

"Seller Indemnified Party(ies)" shall have the meaning ascribed to such term in
Section 10.1(c).

"Seller Indemnity Claim " shall have the meaning ascribed to such term in
Section 10.1(c).

"Seller Returns" shall mean United States or Australian, federal, state, local and foreign Tax Returns and reports.

"Selling Party(ies)" shall have the meaning ascribed to such term in the preamble of this Agreement.

"Shareholder" shall have the meaning ascribed to such term in the preamble of this Agreement.

"Subsidiary" shall mean, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries' when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax" or "Taxes" shall mean all taxes, charges and assessments (including, without limitation, income, withholding, excise, unemployment, social security, occupation, transfer, franchise, property, sales and use taxes, import duties or charges, and all penalties, interest and additions to tax in respect thereof) imposed by any Australian, United States or foreign Governmental Authority.

"Tax Return" shall mean any return, report, declaration, claim for refund, estimate, election, or information statement or return relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

"Territory" shall have the meaning ascribed to such term in Article IX hereof.

"Third Party Claim" shall have the meaning ascribed to such term in Section 10.3 hereof.

"Transaction Documents" shall mean this Agreement and any and all other certificates, instruments or documents delivered in connection with or related to this Agreement.

"Transfer" shall mean any sale, transfer, conveyance, assignment, delivery or other disposition, and "Transfer" or "Transferred," used as a verb, shall each have a correlative meaning.

                                EXHIBIT B-1 & B-2
                                -----------------

                         FORM OF SUBSCRIPTION AGREEMENT


                                        &


                        FORM ON INVESTOR'S QUESTIONNAIRE

                                    EXHIBIT C
                                    ---------

                               ANZOIL NL GUARANTEE

                                     ANZOIL

                               LETTER OF GUARANTEE
                                      FOR
                         PETROLEUM CONCESSION 1/2542/57
                                 "Block B7/38"

Perth, Western Australia

Date:  10 September 2001


Anzoil NL (CAN 009 171 046), established under the laws of the State of Western Australia, having its head office at Level 2, 200 Adelaide Terrace, Perth, Western Australia, 6000, Australia (hereinafter called "the Guarantor"), having a relationship in capital and management with Anzoil Thailand Pty Ltd, established under the laws of the State of Western Australia, having its office at Level 2, 200 Adelaide Terrace, Perth, Western Australia, 6000, Australia, (hereinafter called "the Holder"), do hereby provide to the Thailand Minister of Industry this guarantee under Section 24 of the Petroleum Act. B.E. 2514 for the Holder who has assumed the beneficial ownership of Petroleum Concession 1/2542/57, Block B7/38, in the following terms and conditions:

1. The Guarantor agrees to provide or make available to the Holder the necessary financial and technical resources in order to enhance the Holder to be capable to explore for, produce, sell or dispose of petroleum under the obligations stipulated in the Petroleum Concession the Holder has acquired.

2. In case the Holder will be granted an extension of time to perform any obligation it has under its Petroleum Concession, the Guarantor hereby agrees to be the Guarantor of the Holder throughout the extended period granted.

3. The Guarantor shall not withdraw this guarantee whilst there are conditions and obligations as stipulated in the Petroleum Concession remaining to be fulfilled by the Holder.

/s/ Dr. Jaap Poll for the Guarantor                  ANZOIL SEAL
-----------------------
Dr. Jaap Poll
Chairman


/s/ Mr. Frank A. Jacobs for the Guarantor            /s/ Mr. Paul Ford  Witness
-----------------------                              -----------------
Mr. Frank A. Jacobs                                      Mr. Paul Ford
Managing Director                                        Company Secretary

                                     ANZOIL

                                   ANZOIL NL


Date:  10 September 2001

I, Paul Ford, hereby certify that I am the duly appointed, qualified Company Secretary of Anzoil NL (the Company), a company established under the laws of Western Australia and that I maintain the corporate records and the corporate seal of the said Company.

As such Secretary, I hereby certify that the text below is a true and correct excerpt as taken from a Resolution of the Board of Directors of the Company, adopted and approved by the Board of Directors at a meeting held on 7 September 2001 in Perth, Western Australia, and that such Resolution is in full force and effect.

RESOLVED, that the Chairman and Managing Director of the Company are hereby authorised to execute a Letter of Guarantee for Petroleum Concession Block B7/38 as attached herewith.

I further certify that Dr. Jaap Poll and Mr. Frank Jacobs are duly elected Directors of the Company.

/s/ Dr. Jaap Poll                                   /s/ Mr. Frank A. Jacobs
-----------------                                   -----------------------
Dr. Jaap Poll                                        Mr. Frank A. Jacobs
Chairman                                             Managing Director

IN WITNESS WHEREOF, I hereunto set my hand and the seal of this Company on this 10th day of September 2001.


/s/ Mr. Paul Ford                                   ANZOIL NL Seal
-----------------
Mr. Paul Ford
Company Secretary

                               DISCLOSURE SCHEDULE

Schedule 3.8
------------

o The Ministry of Industry, Petroleum Concession, No 1/2542/57 Awarded to Santa Fe Energy Resources (Thailand) Limited (renamed Devon Energy (Thailand) Ltd) on 3 March 2542 (1999).

(Incorporates Schedule 3.3)
o Share Purchase Agreement, dated September 18, 2001, between Devon Energy (Delaware) Limited, Anzoil (Thailand) Pty Ltd and Anzoil NL

o Shareholders Agreement dated October 12, 2001, between Anzoil NL, Pacific Energy 2000 Pty Ltd and Anzoil (Thailand) Pty Ltd.

Schedule 3.18
-------------

o Letter from Devon Energy (Thailand) Ltd, dated November 26, 2001, to the Director General of the Department of Mineral Resources of
            Thailand: Re Plan for Continued Exploration for Block B7/38 - Approval of Work, Plan for Second Obligation Period (unsigned electronic copy).

o Letter from Devon Energy (Thailand) Ltd, dated November 26, 2001, to the Director General of the Department of Mineral Resources of
            Thailand: Re Plan for Continued Exploration for Block B7/38 - Postponement of Commitment well (unsigned electronic copy).

o Letter from Director General of Department of Mineral Resources of Thailand, undated of early March 2002, to Devon Energy (Thailand) Ltd in response to the letters from Devon of 26 November 2001.

o Letter from Devon Energy Corporation to Anzoil (Thailand) Pty Ltd, dated June 3, 2002 (stating that the Agreement is in full force and Effect and will remain so until either party chooses to terminate).

o Anzoil (Thailand) Pty Ltd, Special Purpose Financial report, Financial Year ended 30 June 2002.

                             SUBSCRIPTION AGREEMENT


         This Subscription Agreement is made by and between I. T. Technology, Inc., a Delaware corporation (the "Company") and the undersigned, Dormley Pty Ltd, a company organized under the State of Western Australia (the "Seller") and its principal Jacob Jan Kornelis Poll (Seller and Poll collectively refereed to as the "Selling Parties") as of this 11th day of November, 2002 (the "Execution Date"). The Seller subscribing hereby for up to 20,000,000 shares of the Company's common stock ("the Shares") in a private placement from the Company, pursuant to the terms of the Stock Purchase Agreement dated November 11, 2002 ("SPA"). The Seller acknowledges and understands that the sale and transfer of the Shares is not covered by an effective Registration Statement pursuant to the United States Securities Act of 1933, as amended (the "Act"), but rather by means of an exemption therefrom pursuant to Section 4(2) of the Act. Accordingly, the reoffer and resale of the Shares by the undersigned will be restricted pursuant to the Act.

         In consideration of the Company's agreement to accept the undersigned as a security holder of the Company upon the terms and conditions set forth herein, the Seller agrees and represents as follows:

A. SUBSCRIPTION

         The Seller is receiving the Shares in consideration for the transfer of equity in Anzoil Thailand Pty Ltd to the Company (the "Transfer"), pursuant to the terms of the SPA of even date herewith (the "Agreement").


B. REPRESENTATIONS AND WARRANTIES

         1. The Selling Parties understand that the Shares are being offered and sold under the exemption from registration provided for in Section 4(2) of the Act, that this Subscription was unsolicited, and no other offering literature or prospectus other than the information already received has been provided, that this transaction has not been scrutinized by the United States Securities and Exchange Commission (the "SEC") or by and any administrative agency charged with administration of the Securities laws of any state (except some states where the transaction might be registered). As a material inducement to the Company in connection with its consideration as to whether to accept this Subscription, the Selling Parties hereby represent and warrant to, and agree with the Company as follows:

                  (a) Neither of the Selling Parties are United States natives or residents.

                  (b) The Shares are being purchased for the Seller's own account, for investment purposes only, and not for the account of any other person, and not with a view to reoffer, distribution, assignment, or resale to others or to fractionalization in whole or in part and that the offering and sale of the Shares is intended to be exempt from registration under the Act by virtue of Section 4(2) of the Act and the provisions of Regulation D promulgated thereunder ("Regulation D"). In furtherance thereof, the Seller represents, warrants, and agrees as follows: (i) no other person has or will have a direct or indirect beneficial interest in such Shares and the Seller will not sell, hypothecate, or otherwise transfer the Shares except in accordance with the Act and applicable state Shares laws or unless, in the opinion of counsel for the Company, an exemption from the registration requirements of the Act and such laws is available; and (ii) except as expressly set forth herein, the Company is under no obligation to register the Shares on behalf of the Seller or to assist the Seller in complying with any exemption from registration.

                  (b) The Selling Parties have been furnished with and has carefully read the following documents which the Company has filed with the SEC:

                                    (i) Form 10-KSB Report for the Year Ended
December 31, 2001 (the "Form 10-KSB Report");

                                    (ii) Form 8-K/A Report filed March 14, 2002;

                                    (iii) Form 8-K Report filed February 25,
2002;

                                    (iv) Form 8-K Report filed February 12,
2002;

                                    (v) Form 8-K Report filed January 18, 2002;

                                    (vi) Form 10-QSB Report for the Quarter
Ended March 31, 2002;

                                    (vii) Form 8-K Report filed May 2, 2002; and

                                    (viii) Form 10-QSB Report for the Quarter
Ended June 30, 2002.

                                    (ix) Form 8-K Report filed on October 17,
2002

                                    (x) Confidential Offering Memorandum dated
September 18, 2002 as amended by Amendment No. 1 thereto dated October 3, 2000 and the Risk Factors, attached thereto and made a part thereof as Exhibit "A".

Items 1 through 10 above hereinafter collectively defined as the "Disclosure Documents."

                  (c) In evaluating the suitability of an investment in the Company, the Seller has not relied upon any representations or other information (whether oral or written) from the Company, or any of its agents other than as set forth in the Disclosure Documents and no oral or written representations have been made or oral or written information furnished to the Seller or his advisors, if any, in connection with the offering of the Shares which were in any way inconsistent with the Disclosure Documents or this Subscription Agreement.

                  (d) The Seller hereby represents and warrants that all documents, books and records and other information pertaining to the Company and this investment that the Seller or its representatives, including Seller's attorney, his accountant and/or other duly designated Seller representative, have deemed to be necessary in order for the Seller or its representative to appropriately evaluate its investment in the Company has made available to the Seller by the Company.

                  (e) The Selling Parties recognize the Company (i) has only been organized since 1999 and that it has little financial or operating history,
(ii) has never been profitable and does not expect to be profitable in the foreseeable future, (iii) has extremely limited financial resources and will be dependant on proceeds from the sale of the Shares and other financings for its working capital for the foreseeable future, (iv) that investment in the Company involves substantial risks, and (v) the Selling Parties have taken full cognizance of and understand all of the risk factors related to the purchase of Shares, including, but not limited to, the "Risk Factors" contained within the Disclosure Documents.

                  (f) The Seller has carefully considered and has, to the extent the Seller believes such discussion necessary, discussed with the Seller's professional legal, tax and financial advisers the suitability of an investment in the Company for the Seller's particular tax and financial situation and the Seller has determined that the Shares are a suitable investment for the Seller.

                  (g) All information which the Seller has provided to the Company concerning the Seller and the Seller's financial position set forth in the Investor's Questionnaire, attached hereto as Appendix "2" is correct and complete as the date set forth therein, and if there should be any change in such information prior to the Seller's acceptance as a security holder of the Company the Seller will immediately provide such information to the Company and will promptly send confirmation of such information to the Company.

                  (h) If this Subscription Agreement is executed and delivered on behalf of a partnership, corporation, trust, or estate, (i) the person executing this Subscription Agreement on behalf of the Seller has been duly authorized and is duly qualified (A) to execute and deliver this Subscription Agreement and all other instruments executed and delivered on behalf of such partnership, corporation, trust, or estate in connection with the purchase of the Shares and (B) to purchase and hold the Shares, and (ii) the signature of the person executing this Subscription Agreement on behalf of the Seller is binding upon such partnership, corporation, trust, or estate, and (iii) such entity has not been formed for the specific purpose of acquiring the Shares.

                  (i) The Seller has had the opportunity to consult with advisors, and recognizes that the Company's counsel, accountants and other advisors have not represented and do not represent the Seller's interest in an investment in the Company.

         2. The foregoing representations and warranties are true and accurate as of the date hereof, shall be true and accurate as of the date of the acceptance hereof by the Company and shall survive thereafter. If such representations and warranties shall not be true and accurate in any respect, the Selling Parties will, prior to such acceptance, given written notice of such fact to the Company specifying which representations and warranties are not true and accurate and the reasons therefore.

         3. The Selling Parties shall indemnify and hold harmless the Company or any of its officers, employees, registered representatives, directors, or control persons of any such entity who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to represent or state facts made by the Selling Parties to the Company concerning himself or his financial position in connection with the private placement or sale of the Shares which is not remedied by timely notice to the Company as provided above, against losses, liabilities and expenses for which the Company or any of its officers, employees, registered representatives, directors, or control persons of any such entity have not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement) as actually and reasonably incurred by such person or entity in connection with such action, suit, or proceeding.

C.       INVESTOR INFORMATION

         The Company will only accept Seller's subscription if it meets certain suitability standards as "accredited investors" as such term is defined under Rule 501 (a) of the Act. Therefore, the Company needs to have you complete, sign and return with this Subscription Agreement the Investor's Questionnaire attached hereto and made a part hereof as Exhibit "C".

D.       UNDERSTANDINGS

         1. The Selling Parties understand, acknowledge and agree with the Company and as follows:

                  (a) If the information contained herein is not acceptable to the Company, this subscription may be rejected, in whole or in part, by the Company in its sole discretion.

                  (b) No federal or state agency has made any finding or determination as to the fairness of this offering for investment, nor any recommendation or endorsement of the Shares.

                  (c) Currently, there is only a limited public market for the Company's common stock and there is no certainty that a more active market will ever develop. There can be no assurance that the Seller will be able to sell or dispose of his Shares. Moreover, no assignment, sale, transfer, exchange or other disposition of the Shares can be made other than in accordance with all applicable Shares laws. It is understood that in order not to jeopardize this private placement's exempt status under Section 4(2) of the Act, the Seller may at a minimum be required to fulfill the investor suitability requirements established in the Questionnaire.

                  (d) There can be no assurance as to the federal or state tax results of an investment in Shares.

                  (e) Any information which the Selling Parties receive which is not contained in the Disclosure Documents and is not otherwise available to the public shall be deemed to be confidential and nonpublic, and all such information shall be kept in confidence by the Selling Parties and shall neither be used by the Selling Parties to the Selling Parties own benefit (other than in connection with his subscription for shares) nor disclosed to any third party for any reason; provided, that this obligation shall not apply to any such information which (i) is part of the public knowledge or literature and readily accessible at the date hereof; (ii) becomes part of the public knowledge or literature and readily accessible by publication (except as a result of a breach of these provisions); or (iii) is received from third parties (except third parties who disclose such information in violation of any confidentiality agreements including, without limitation, any Subscription Agreement they may have with the Company).

                  (f) The Seller has such knowledge and experience in financial and business matters that the Seller are capable of evaluating the merits and risks of investment in the Company and of making an informed investment decision.

                  (g) The Selling Parties have had prior personal or business relationships with the Company or its officers or directors or by reason of the Seller's business or financial experience, has the capacity to protect the Seller's own interest in connection with this transaction.

         2. The representations, warranties, understandings, acknowledgments and agreements of the Selling Parties in this Agreement and in the Investor's Questionnaire are true and accurate as of the date hereof, shall be true and accurate as of the date of the acceptance hereof by the Company and shall survive thereafter.

E.       MISCELLANEOUS

         1. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, singular, or plural as the identity of the person or persons may require.

         2. Neither this Subscription Agreement nor any provisions hereof shall be waived, modified, changed, discharged, terminated, revoked, or canceled except by an instrument in writing signed by the party against whom any change, discharge, or termination is sought.

         3. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered or sent by registered mail, return receipt requested, addressed to the other party at the address of such party set forth in the Investor's Questionnaire, as amended from time to time, or, in the case of the Selling Parties, at the address provided in this Subscription Agreement, or to such other address furnished by notice given in accordance with this Article E.

         4. Failure of the Company to exercise any right or remedy under this Subscription Agreement or any other agreement between the Company and the Selling Parties, or otherwise, or delay by the Company in exercising such right or remedy, will not operate as a waiver thereof. No waiver by the Company will be effective unless and until it is in writing and signed by the Company.

         5. Arbitration of Disputes.

                  (a) Any dispute, controversy or claim arising out of, relating to, or in connection with, this Subscription Agreement or the Option Agreement or the breach, termination or validity thereof, shall be finally settled by arbitration conducted in accordance with this Section. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Los Angeles, California. Each party hereby irrevocably submits to the jurisdiction of the arbitrator in Los Angeles, California and waives any defense in an arbitration based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient forum or that such venue is improper.

                  (b) The arbitration shall be conducted by one arbitrator, who shall be appointed by the AAA. The arbitrator shall have the authority only to enforce the legal and contractual rights of the parties and shall not add to, modify, disregard, or refuse to enforce any contractual provision. There shall be no pre-arbitration discovery. The parties acknowledge and agree that by entering into this Subscription Agreement they are agreeing to this arbitration provision and are waiving all rights to a trial by jury. The arbitral award shall be in writing and shall be final and binding on the parties. The award shall include an award of costs, including the fees and costs of the arbitrators and reasonable attorneys' fees and disbursements in accordance with the arbitrator's view of the merits of the parties' respective positions in the dispute. The arbitrator shall be authorized to award monetary damages only. No award by the arbitrator shall include punitive damages or any form of injunctive relief or specific performance. Judgment upon the award may be entered by any governmental authority having jurisdiction thereof or having jurisdiction over the parties or their assets.

         6. This Subscription Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of California, as such laws are applied by California courts to agreements entered into and to be performed in California and shall be binding upon the Seller, the Seller's heirs, estate, legal representatives, successors and assigns and shall inure to the benefit of the Company and its successors and assigns.

         7. In the event that any provision of this Subscription Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

         8. This Subscription Agreement along with the Exhibits hereto constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith. Except as otherwise provided in this Section E. 8, this Subscription Agreement may be amended only by a writing executed by all parties hereto. No party shall be liable or bound to the other in any manner by any warranties, representations or covenant except as specifically set forth herein.

         9. Title to the Shares shall be taken as follows (circle one):

         Other (e.g., corporation, partnership, custodian trustee, etc.):
__________________

         10. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

         11. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12. The titles of the paragraphs and subparagraphs of this Agreement are for convenience and are not to be considered in construing this Agreement.

         13. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or if deposited the United States Post Office, be registered or certified mail, or via facsimile with confirmation sent to the Company at the address and facsimile number shown below and to the Seller at its address or facsimile number hereinafter shown below its signature or at such other address as such party may designate by ten (10) days advance written notice to the other party.

                     I.T. Technology, Inc.
                     15303 Ventura Boulevard Suite 900, Sherman Oaks, CA 91403

                     Attention: Jonathan Herzog

                     Facsimile: (818) 380-3021

         14. The warranties and representations of the Company contained in or made pursuant to this Agreement shall survive the executions and delivery of this Agreement and the Closing hereunder.

I. T. TECHNOLOGY, INC. SUBSCRIPTION AGREEMENT SIGNATURE PAGE

         This page constitutes the Signature Page for the Subscription Agreement. The Seller represents to you that (a) the information contained herein is complete and accurate on the date hereof and may be relied upon by you and (b) the Seller will notify you immediately of any change in any of such information occurring prior to the acceptance of the subscription and will promptly send you written confirmation of such change. The Seller hereby certifies that he has read and understands this Subscription Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement this 11th day of November, 2002.

                        I. T. TECHNOLOGY, INC.

                        /s/ Yam-Hin Tan
                        By: YAM-HIN TAN
                        Its: DIRECTOR/CFO

                        NAME OF SELLER - DORMLEY PTY LTD.


                        /s/ Jacob Jan Kornelis Poll
                        Signature

                        DIRECTOR
                        Title of Authorized Signatory if Seller is a corporation, partnership or other entity

                        /s/ Jacob Jan Kornelis Poll
                        Signature of JACOB JAN KORNELIS POLL, as an individual

                        NA
                        Tax Identification Number or Social Security Number

                        Address of Seller:

                        45 Philip Road
                        Street

                        DALKEITH, WA 6009 AUSTRALIA
                        City, State and zip code

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SHARES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SHARES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION THERE FROM IS AVAILABLE.